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                                                              EXHIBIT 99.(a)(10)

                       Establishment and Designation of
              Additional Series of Shares of Beneficial Interest,
                        Par Value $0.0001 Per Share, of
                                  PIMCO Funds
         (formerly Pacific Investment Management Institutional Trust)


     RESOLVED, pursuant to Section 5.12(a) of the Declaration of Trust of PIMCO Funds (formerly the Pacific Investment Management Institutional Trust) (the "Trust") dated February 19, 1987, as amended ("Declaration"), the shares of beneficial interest of the Trust shall be divided into eleven additional separate Series (each a "Portfolio").

     FURTHER RESOLVED, that the Portfolios hitherto established and designated as follows:

         PIMCO Mortgage Exposure Portfolio
         PIMCO Mortgage Exposure Portfolio II
         PIMCO U.S. Government Exposure Portfolio
         PIMCO U.S. Government Exposure Portfolio II
         PIMCO High Grade Corporate Exposure Portfolio
         PIMCO Short-Term Portfolio
         PIMCO Short-Term II Portfolio
         PIMCO Opportunity Portfolio
         PIMCO High Yield Exposure Portfolio
         PIMCO International Exposure Portfolio
         PIMCO Emerging Markets Exposure Portfolio

shall have the following special and relative rights:

     1. The Portfolios shall be authorized to invest in cash, securities, instruments and other property as described from time to time in the offering materials of each Portfolio ("Eligible Portfolio Instruments"). Each share of beneficial interest of a Portfolio ("Share") shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of the Portfolio shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated to the Portfolio, and shall be entitled to receive its pro rata share of net assets of the Portfolio upon liquidation of the Portfolio, all as provided in the Declaration.

     2. Shares of each Portfolio shall be subject to such selling restrictions, restrictions as to transfer or other terms as shall be established by the Trustees and described in the offering materials for each Portfolio.
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     3.  Each Portfolio may pursue its investment objective directly by investment in Eligible Portfolio Instruments or indirectly by investment in one or more underlying investment vehicles or funds that in turn invest in Eligible Portfolio Instruments and whose shares may be offered to other parties as well as to the Portfolio.

     4. Shareholders of each Portfolio shall vote separately as a class on any matter, except, consistent with the Investment Company Act of 1940, as amended ("the Act"), the rules thereunder, and the offering materials of each Portfolio, with respect to (i) the election of Trustees, (ii) any amendment of the Declaration, unless the amendment affects fewer than all classes of Shares, in which case only shareholders of the affected classes shall vote, and (iii) ratification of the selection of auditors, and except when the Trustees have determined that the matter affects only the interests of shareholders of a particular Series of the Trust, in which case only the shareholders of such Series shall be entitled to vote thereon. In each case of separate voting, the Trustees shall determine whether, for the matter to be effectively acted upon within the meaning of Rule 18f-2 under the Act (or any successor rule) as to a Series, the applicable percentage (as specified in the Declaration, or the Act and the rules thereunder) of the shares of that Series alone must be voted in favor of the matter, or whether the favorable vote of such applicable percentage of the shares of each Series entitled to vote on the matter is required.

     5. The assets and liabilities of the Trust shall be allocated among the Series of the Trust as set forth in Section 5.11 of the Declaration, except that only the preexisting Series shall bear their allocable portion of the remaining unamortized costs incurred and payable in connection with their organization and registration; costs of establishing the Series and of the registration and public offering of their Shares shall be amortized for such Series over the period beginning on the date such costs become payable and ending sixty months thereafter, or such earlier date as is required by applicable law, rule or accounting standard or principle.

     6. The Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each Portfolios hereby created, or to otherwise change the special and relative rights of the Portfolio, provided that such change shall not adversely affect the rights of the Shareholders of the Portfolio.

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     IN WITNESS WHEREOF, the undersigned have executed this instrument the
___ day of ____________, 1999.



                                                ___________________________
                                                Guilford C. Babcock



                                                ___________________________
                                                R. Wesley Burns



                                                ___________________________
                                                Vern O. Curtis



                                                ___________________________
                                                Brent R. Harris



                                                ___________________________
                                                Thomas P. Kemp



                                                ___________________________
                                                William J. Popejoy

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